Exhibit 99

FOR RELEASE –– JANUARY 29, 2013

Corning Announces Fourth-Quarter and Full-Year Financial Performance

Annual sales largest in company history
2012 Corning® Gorilla® Glass sales exceed $1 billion

CORNING, N.Y. — Corning Incorporated (NYSE: GLW) today announced its results for the fourth quarter and full year of 2012.

Fourth-Quarter Highlights
•	Sales were $2.15 billion, a 14% year-over-year increase. The quarter performance reflects the largest quarterly sales in Corning history.
•	Earnings per share were $0.34,* excluding special items, the company’s first year-over-year quarterly improvement since 2010; GAAP earnings per share were $0.19.
•
Display Technologies total glass volume from Corning’s wholly owned business and Samsung Corning Precision Materials Co., Ltd. (SCPM) increased sequentially by a high-single digit percentage, reflecting overall improved market demand throughout the quarter. Price declines in Corning’s wholly owned business were slightly higher than in the third quarter, as expected. For SCPM, price declines were consistent with the previous quarter.

•	Specialty Materials sales were up 68% on a year-over-year basis and 10% sequentially, driven by the continued strength of Corning® Gorilla® Glass.
•	Telecommunications sales improved 10% over the year-ago period and 3% sequentially.

Full-Year Highlights
•	Sales were $8.01 billion, a 2% increase over $7.9 billion last year, representing a sales record for the company.
•	Excluding special items, earnings per share for the year were $1.29* compared to last year’s $1.76*. GAAP earnings per share for the year were $1.15 versus $1.77 last year.
•	Free cash flow for the year was $579 million*.

*These are non-GAAP financial measures. The reconciliation between GAAP and non-GAAP measures is provided in the tables following this news release, as well as on the company’s investor relations website.

Corning Announces Fourth-Quarter and Full-Year Financial Performance
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Quarter-Four Financial Comparisons
	Q4 2012	Q4 2011	% Change
Net Sales in millions	$2,146	$1,887	14%
Net Income in millions	$283	$491	(42%)
Non-GAAP Net Income in millions*	$498	$513	(3%)
GAAP EPS	$0.19	$0.31	(39%)
Non-GAAP EPS*	$0.34	$0.33	3%

Full-Year Financial Comparisons
	2012	2011	% Change
Net Sales in millions	$8,012	$7,890	2%
Net Income in millions	$1,728	$2,805	(38%)
Non-GAAP Net Income in millions*	$1,940	$2,789	(30%)
GAAP EPS	$1.15	$1.77	(35%)
Non-GAAP EPS*	$1.29	$1.76	(27%)
*These are non-GAAP financial measures. The reconciliation between GAAP and non-GAAP measures is provided in the tables following this news release, as well as on the company’s investor relations website.

“Corning made good progress in 2012, despite some challenging economic conditions and changing market environments,” Wendell P. Weeks, chairman, chief executive officer and president, said. “We set a record for annual sales performance and increased our dividend by 20 percent. And we advanced a number of new technological innovations, which we believe will open additional markets for our products in the future.”

“We made major progress on our goal of stabilizing Display Technologies’ performance, primarily through moderating price declines. Corning Gorilla Glass sales exceeded $1 billion for the year, a great example of another successful Corning innovation,” Weeks said.

Fourth-Quarter Segment Results
Sales in the Display Technologies segment were $800 million, an increase of approximately 3% over the year-ago quarter.

Telecommunications segment sales were $540 million, a 10% year-over-year increase. The quarter’s results were helped by stronger fiber-to-the-home sales, particularly to Australia’s national broadband network project; excellent demand for Corning Mobile Access wireless products; and optical fiber sales in China.

Corning Announces Fourth-Quarter and Full-Year Financial Performance
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Specialty Materials segment sales were $399 million, a 68% year-over-year increase. The quarter performance was a sales record for the business, ignited by consumer sales of handheld and IT devices containing Corning Gorilla Glass, which can now be found on more than 1 billion devices worldwide.

Environmental Technologies segment sales were $219 million, a decline of 6% from its performance a year ago. The decline was slightly higher than the company’s expectations, the result of reduced demand for light-duty and heavy-duty diesel products.

Life Sciences segment sales were $185 million, a 29% increase year over year. The growth was driven primarily by increased sales from the recent acquisition of the majority of the Discovery Labware business.

Dow Corning Corporation’s gross equity earnings, excluding special items, were $33 million,* a decline of 33% on a year-over-year basis and 13% sequentially. The primary reason for the decline was weak results in the sales and production of polysilicon for the solar industry. Sales of polysilicon for the semiconductor industry remain stable. Corning’s GAAP equity loss from Dow Corning Corporation was $54 million.

Gross margin in the quarter was 42%, compared to 44% at this time a year ago. Corning ended the year with $6.1 billion in cash and short-term investments. Capital spending for the year was $1.8 billion. Corning’s effective tax rate for the year was 18.4%.

In the quarter, the company had a number of non-GAAP special items, primarily related to restructuring and asset impairments across the company’s business segments, and at Samsung Corning Precision Materials and Dow Corning.

Looking Forward
James B. Flaws, vice chairman and chief financial officer, said, “We are not without challenges in 2013 as we continue to face an uncertain global economy, but we enter the year with prospects for growth in Specialty Materials, Telecommunications, Environmental Technologies and Life Sciences. In our LCD glass business, we expect our market share to be stable, and price declines to be moderate.”

Flaws will provide investors with details on the company’s 2013 outlook at its annual Investor Relations meeting in New York on Friday, Feb. 8. As a preview, he provided the following highlights:

Corning Announces Fourth-Quarter and Full-Year Financial Performance
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•
In the Display Technologies segment, Corning expects first-quarter total glass volume from its wholly owned display business and Samsung Corning Precision Materials to increase on a year-over-year basis, but to decline sequentially by mid-single digits. This volume decline is in line with previous first-quarter seasonal declines. Corning’s LCD glass volume is anticipated to grow for the full year. Price declines in the quarter for our wholly owned business are expected to be more moderate versus the previous quarter. SCPM’s price declines should be similar to last quarter.

•
Telecommunications segment sales in the first quarter are expected to increase on a year-over-year basis. A rise in demand for Corning’s optical fiber and cable, combined with growth of fiber-to-the-home sales in Australia, and enterprise networks solutions, should bring about a strong year for the company’s Telecommunications segment.

•
Specialty Materials segment sales are expected to decline in the first quarter, which is typically the lowest quarter of the year for this business. For the full year, the company is anticipating double-digit market growth for Gorilla Glass, driven by its continued popularity as a cover glass for smartphones and tablets, and the emergence of touch technology on notebook computers.

•
Environmental Technologies first-quarter results are expected to decline from last year’s record quarterly sales. For the full year, the company anticipates that the worldwide auto and heavy-duty diesel truck markets should grow year over year.

•	In the Life Sciences segment, sales are expected to increase significantly year over year for both the first quarter and full year, benefiting from its recent acquisition.

Flaws pointed out two external factors that could negatively affect Corning this year. “The current unfavorable solar industry conditions are expected to continue for Dow Corning’s subsidiary, Hemlock Semiconductor Group, and could worsen if trade rulings on the importation of solar polysilicon into China are negative. These problems are likely to impact Corning’s equity earnings for the year,” he said. “The depressed solar industry demand led Dow Corning to impair certain assets of the Hemlock business in the fourth quarter of 2012, and if performance deteriorates, conditions could lead to further restructurings and impairments in 2013,” he added.

“Corning believes steps are available to mitigate the impact of the solar industry problems as the year progresses. Hemlock prepared for the potentially negative volatility in the solar market by requiring strong and firm contracts with customers and getting customer pre-payments against these contracts. If necessary, Hemlock’s management is prepared to take action to enforce its customers’ contractual responsibilities,” Flaws said.

“Among the many macro-economic uncertainties we face is the valuation of the Japanese yen versus the U.S. dollar,” Flaws said. “While beyond our control, the recent sharp depreciation of the yen could negatively impact our reported net earnings if the present level holds or the currency depreciates further in 2013. We are evaluating ways to potentially mitigate the impact of any further weakening in the yen-to-dollar exchange rate.”

Corning Announces Fourth-Quarter and Full-Year Financial Performance
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“We have strong business momentum entering this year,” Flaws said. “We introduced our third version of Gorilla Glass earlier this month at the International Consumer Electronics Show in Las Vegas, and the acceptance was overwhelmingly positive. The expanding popularity of touch-enabled devices should present even greater opportunities for our market-leading cover glass solution.”

Flaws also noted that Corning has the potential to create several new high-growth market opportunities with Corning® Willow™ Glass, an ultra-slim, flexible glass that will enable next-generation displays, touch screens and other devices; and with its anti-microbial glass that reduces and kills drug-resistant bacteria and viruses.

Corning also sees significant future growth opportunities in the telecommunications market with rapidly expanding demand for mobile technologies and optical fiber network expansions in developing markets.

“The positive market trends in our major businesses should drive demand for all of Corning’s existing and emerging technologies, creating terrific opportunities for us,” Flaws concluded.

Upcoming Investor Events
Corning will host investors and provide more information on its 2013 outlook at its annual investor meeting in New York on Friday, Feb. 8 beginning at 8 a.m. ET at Cipriani on 42nd Street. Corning will showcase products and technologies prior to and following the formal meeting at 9 a.m. ET. Attendees can register online at the company’s investor relations website.

Also, company executives will be presenting at the Goldman Sachs Technology and Internet Conference in San Francisco on Feb. 12, and the Morgan Stanley Technology, Media & Telecom Conference on Feb. 26, also in San Francisco.

Fourth-Quarter Conference Call Information
The company will host a fourth-quarter conference call on Tuesday, Jan. 29 at 8:30 a.m. ET. To participate, please call toll free (800) 230-1074 or for international access call (612) 234-9960 approximately 10-15 minutes prior to the start of the call. The password is ‘QUARTER FOUR’. The host is ‘NICHOLSON’. To listen to a live audio webcast of the call, go to Corning’s Web site at www.corning.com/investor_relations and click Investor Events on the left. A replay will be available beginning at 10:30 a.m. ET and will run through 5 p.m. ET, Tuesday, Feb. 12, 2013. To listen, dial (800) 475-6701 or for international access dial (320) 365-3844. The access code is 276093. The webcast will be archived for one year following the call.

Corning Announces Fourth-Quarter and Full-Year Financial Performance
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Presentation of Information in this News Release
Non-GAAP financial measures are not in accordance with, or an alternative to, GAAP. Corning’s non-GAAP net income and EPS measures exclude restructuring, impairment and other charges and adjustments to prior estimates for such charges. Additionally, the company’s non-GAAP measures exclude adjustments to asbestos settlement reserves, gains and losses arising from debt retirements, charges or credits arising from adjustments to the valuation allowance against deferred tax assets, equity method charges resulting from impairments of equity method investments or restructuring, impairment or other charges taken by equity method companies and gains from discontinued operations. The company believes presenting non-GAAP net income and EPS measures is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. Reconciliation of these non-GAAP measures can be found on the company’s website by going to www.corning.com/investor_relations and clicking Financial Reports on the left. Reconciliation also accompanies this news release.

Forward-Looking and Cautionary Statements
This press release contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995), which are based on current expectations and assumptions about Corning’s financial results and business operations, that involve substantial risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include: the effect of global political, economic and business conditions; conditions in the financial and credit markets; currency fluctuations; tax rates; product demand and industry capacity; competition; reliance on a concentrated customer base; manufacturing efficiencies; cost reductions; availability of critical components and materials; new product commercialization; pricing fluctuations and changes in the mix of sales between premium and non-premium products; new plant start-up or restructuring costs; possible disruption in commercial activities due to terrorist activity, armed conflict, political or financial instability, natural disasters, adverse weather conditions, or major health concerns; adequacy of insurance; equity company activities; acquisition and divestiture activities; the level of excess or obsolete inventory; the rate of technology change; the ability to enforce patents; product and components performance issues; retention of key personnel; stock price fluctuations; and adverse litigation or regulatory developments. These and other risk factors are detailed in Corning’s filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the day that they are made, and Corning undertakes no obligation to update them in light of new information or future events.

Corning Announces Fourth-Quarter and Full-Year Financial Performance
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About Corning Incorporated
Corning Incorporated (www.corning.com) is the world leader in specialty glass and ceramics. Drawing on more than 160 years of materials science and process engineering knowledge, Corning creates and makes keystone components that enable high-technology systems for consumer electronics, mobile emissions control, telecommunications and life sciences. Our products include glass substrates for LCD televisions, computer monitors and laptops; ceramic substrates and filters for mobile emission control systems; optical fiber, cable, hardware & equipment for telecommunications networks; optical biosensors for drug discovery; and other advanced optics and specialty glass solutions for a number of industries including semiconductor, aerospace, defense, astronomy, and metrology.

Media Relations Contact:
Daniel F. Collins
(607) 974-4197
collinsdf@corning.com

Investor Relations Contact:
Ann H. S. Nicholson
(607) 974-6716
nicholsoas@corning.com

###

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited; in millions, except per share amounts)

	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011

Net sales	$2,146	$1,887	$8,012	$7,890
Cost of sales	1,239	1,062	4,615	4,324

Gross margin	907	825	3,397	3,566

Operating expenses:
Selling, general and administrative expenses	301	283	1,165	1,033
Research, development and engineering expenses	185	177	745	671
Amortization of purchased intangibles	6	4	19	15
Restructuring, impairment and other charges (Note 2)	133	129	133	129
Asbestos litigation charge (Note 3)	5	9	14	24

Operating income	277	223	1,321	1,694

Equity in earnings of affiliated companies (Note 4)	93	321	810	1,471
Interest income	4	4	14	19
Interest expense	(34)	(17)	(111)	(89)
Other income, net (Note 7)	41	21	83	118

Income before income taxes	381	552	2,117	3,213
Provision for income taxes (Note 5)	(98)	(61)	(389)	(408)

Net income attributable to Corning Incorporated	$283	$491	$1,728	$2,805

Earnings per common share attributable to Corning Incorporated:
Basic (Note 8)	$0.19	$0.32	$1.16	$1.80
Diluted (Note 8)	$0.19	$0.31	$1.15	$1.77
Dividends declared per common share	$0.09	$0.08	$0.32	$0.23

See accompanying notes to these financial statements.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited; in millions, except per share amounts)

	Years ended December 31,
(In millions, except per share amounts)	2012	2011	2010

Net income attributable to Corning Incorporated	$1,728	$2,805	$3,558

Other comprehensive income, before tax:

Foreign currency translation adjustments and other:
Adjustments arising during the period	(439)	144	399
Less: reclassification adjustment for amounts included in net income	(52)	3
Equity investee’s foreign currency translation adjustment	312	(168)	167

Net unrealized gains (losses) on investments:
Unrealized holding gain (loss) arising during the period	17	(2)	15
Less: reclassification adjustment for amounts included in net income	(10)		2
Equity investee’s unrealized gain (loss) on investments	9	6	(6)

Unamortized losses and prior service costs for postretirement benefit plans:
Adjustments arising during the period	(280)	(79)	(176)
Less: amortization of losses and prior service costs included in net income	89	97	68
Equity investee’s defined benefit plan adjustments	34	(131)	(29)

Net unrealized gains (losses) on designated hedges:
Unrealized holding gain (loss) arising during the period	100	(61)	(65)
Less: reclassification adjustment for amounts included in net income	(28)	54	24
Equity investee’s unrealized gain (loss) on designated hedges	2	(2)	2

Other comprehensive income, before tax	(246)	(139)	401
Income tax benefit related to items of other comprehensive income	35	7	43

Other comprehensive (loss) income, net of tax	(211)	(132)	444

Comprehensive income attributable to Corning Incorporated	$1,517	$2,673	$4,002

The accompanying notes are an integral part of these consolidated financial statements.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
CONSOLIDATED BALANCE SHEETS
(Unaudited; in millions, except per share amounts)

	December 31,
	2012	2011
Assets

Current assets:
Cash and cash equivalents	$4,988	$4,661
Short-term investments, at fair value	1,156	1,164
Total cash, cash equivalents and short-term investments	6,144	5,825
Trade accounts receivable, net of doubtful accounts and allowances	1,302	1,082
Inventories	1,051	975
Deferred income taxes	579	448
Other current assets	619	347
Total current assets	9,695	8,677

Investments	4,915	4,726
Property, net of accumulated depreciation	10,625	10,671
Goodwill and other intangible assets, net	1,496	926
Deferred income taxes	2,343	2,652
Other assets	301	196

Total Assets	$29,375	$27,848

Liabilities and Equity

Current liabilities:
Current portion of long-term debt	$76	$27
Accounts payable	779	977
Other accrued liabilities	1,101	1,093
Total current liabilities	1,956	2,097

Long-term debt	3,382	2,364
Postretirement benefits other than pensions	930	897
Other liabilities	1,574	1,361
Total liabilities	7,842	6,719

Commitments and contingencies
Shareholders’ equity:
Common stock – Par value $0.50 per share; Shares authorized: 3.8 billion; Shares issued: 1,650 million and 1,636 million	825	818
Additional paid-in capital	13,146	13,041
Retained earnings	10,588	9,332
Treasury stock, at cost; Shares held: 180 million and 121 million	(2,773)	(2,024)
Accumulated other comprehensive loss	(300)	(89)
Total Corning Incorporated shareholders’ equity	21,486	21,078
Noncontrolling interests	47	51
Total equity	21,533	21,129

Total Liabilities and Equity	$29,375	$27,848

See accompanying notes to these financial statements.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in millions)

	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011
Cash Flows from Operating Activities:
Net income	$283	$491	$1,728	$2,805
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	261	243	978	942
Amortization of purchased intangibles	6	4	19	15
Restructuring, impairment and other charges	133	129	133	129
Loss on retirement of debt	26		26
Stock compensation charges	14	20	70	86
Undistributed earnings of affiliated companies less than (in excess of) dividends received	420	35	280	(651)
Deferred tax provision (benefit)	24	(3)	68	115
Restructuring payments	(12)	(1)	(15)	(16)
Cash received from settlement of insurance claims				66
Employee benefit payments less than expense	36	27	36	132
Changes in certain working capital items:
Trade accounts receivable	(123)	98	(272)	(84)
Inventories	8	(31)	(23)	(201)
Other current assets	(16)	29	(81)	(20)
Accounts payable and other current liabilities	231	80	189	(27)
Other, net	(51)	36	70	(102)
Net cash provided by operating activities	1,240	1,157	3,206	3,189

Cash Flows from Investing Activities:
Capital expenditures	(526)	(766)	(1,801)	(2,432)
Acquisitions of businesses, net of cash received	(723)	(67)	(723)	(215)
Net proceeds from sale or disposal of assets				2
Investment in affiliates			(111)
Short-term investments – acquisitions	(411)	(389)	(2,270)	(2,582)
Short-term investments – liquidations	651	745	2,269	3,171
Other, net	2	1	8
Net cash used in investing activities	(1,007)	(476)	(2,628)	(2,056)

Cash Flows from Financing Activities:
Net repayments of short-term borrowings and current portion of long-term debt	(2)	(2)	(26)	(24)
Proceeds from issuance of long-term debt, net	332	86	1,362	120
Payment to settle interest rate swap agreements			(18)
Retirements of long-term debt, net	(280)		(280)
Principal payments under capital lease obligations			(1)	(32)
Proceeds from the exercise of stock options	12	8	38	90
Repurchases of common stock for treasury	(140)	(780)	(720)	(780)
Dividends paid	(133)	(117)	(472)	(354)
Other, net	2		2
Net cash used in financing activities	(209)	(805)	(115)	(980)
Effect of exchange rates on cash	12	(116)	(136)	(90)
Net increase in cash and cash equivalents	36	(240)	327	63
Cash and cash equivalents at beginning of period	4,952	4,901	4,661	4,598

Cash and cash equivalents at end of period	$4,988	$4,661	$4,988	$4,661

Certain amounts for prior periods were reclassified to conform to the 2012 presentation.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
SEGMENT RESULTS
(Unaudited; in millions)

Our reportable operating segments include Display Technologies, Telecommunications, Environmental Technologies, Specialty Materials and Life Sciences.

	Display Technologies	Telecom- munications		Environmental Technologies	Specialty Materials	Life Sciences	All Other	Total
Three months ended December 31, 2012
Net sales	$800		$540	$219	$399	$185	$3	$2,146
Depreciation (1)	$137		$32	$30	$43	$13	$3	$258
Amortization of purchased intangibles			$2			$4		$6
Research, development and engineering expenses (2)	$26		$33	$25	$42	$6	$32	$164
Restructuring, impairment and other charges (3)	$21		$39	$3	$54	$2		$119
Equity in earnings of affiliated companies (4)	$139		$1				$3	$143
Income tax (provision) benefit	$(110)		$(12)	$(7)	$(12)	$1	$15	$(125)
Net income (loss) (5)	$370		$63	$15	$28	$(1)	$(32)	$443

Three months ended December 31, 2011
Net sales	$780		$490	$234	$238	$143	$2	$1,887
Depreciation (1)	$133		$32	$28	$36	$9	$4	$242
Amortization of purchased intangibles			$2			$2		$4
Research, development and engineering expenses (2)	$18		$35	$23	$37	$7	$30	$150
Restructuring, impairment and other credits (3)			$(1)		$130			$129
Equity in earnings of affiliated companies (4)	$192		$(1)		$(9)		$2	$184
Income tax (provision) benefit	$(126)		$(11)	$(14)	$52	$(5)	$11	$(93)
Net income (loss) (5)	$492		$26	$28	$(105)	$10	$(26)	$425

Year ended December 31, 2012
Net sales	$2,909		$2,130	$964	$1,346	$657	$6	$8,012
Depreciation (1)	$514		$130	$117	$153	$44	$14	$972
Amortization of purchased intangibles			$9			$10		$19
Research, development and engineering expenses (2)	$103		$138	$100	$144	$22	$124	$631
Restructuring, impairment and other charges (3)	$21		$39	$3	$54	$2		$119
Equity in earnings of affiliated companies (4)	$692	$		$1			$17	$710
Income tax (provision) benefit	$(367)		$(58)	$(57)	$(69)	$(14)	$52	$(513)
Net income (loss) (5)	$1,602		$155	$115	$142	$31	$(98)	$1,947

Year ended December 31, 2011
Net sales	$3,145		$2,072	$998	$1,074	$595	$6	$7,890
Depreciation (1)	$511		$123	$107	$156	$34	$12	$943
Amortization of purchased intangibles			$7		$1	$7		$15
Research, development and engineering expenses (2)	$91		$125	$96	$137	$19	$98	$566
Restructuring, impairment and other credits (3)			$(1)		$130			$129
Equity in earnings of affiliated companies (4)	$1,027		$3	$1	$4		$15	$1,050
Income tax (provision) benefit	$(501)		$(82)	$(58)	$24	$(29)	$39	$(607)
Net income (loss) (5)	$2,349		$195	$121	$(36)	$61	$(78)	$2,612

(1)	Depreciation expense for Corning’s reportable segments includes an allocation of depreciation of corporate property not specifically identifiable to a segment.
(2)	Research, development, and engineering expense includes direct project spending which is identifiable to a segment.
(3)
In the three months and year ended 2012, Corning recorded a $44 million impairment charge in the Specialty Materials segment related to certain assets located in Japan used for the production of large cover glass.  In the three months and the year ended December 31, 2011, restructuring, impairment and other charges includes $130 million impairment charge in the Specialty Materials segment related to certain long-lived assets.

(4)
In the three months and year ended 2012, equity in earnings of affiliated companies in the Display Technologies segment included a $18 million impairment charge for our share of costs for asset write-offs.

(5)
Many of Corning’s administrative and staff functions are performed on a centralized basis.  Where practicable, Corning charges these expenses to segments based upon the extent to which each business uses a centralized function.  Other staff functions, such as corporate finance, human resources and legal are allocated to segments, primarily as a percentage of sales.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
SEGMENT RESULTS
(Unaudited; in millions)

A reconciliation of reportable segment net income to consolidated net income follows (in millions):
	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011
Net income of reportable segments	$475	$451	$2,045	$2,690
Net loss of All Other	(32)	(26)	(98)	(78)
Unallocated amounts:
Net financing costs (1)	(57)	(44)	(196)	(190)
Stock-based compensation expense	(15)	(20)	(71)	(86)
Exploratory research	(15)	(20)	(89)	(79)
Corporate contributions	(8)	(10)	(44)	(48)
Equity in earnings of affiliated companies, net of impairments (2)	(68)	137	82	421
Asbestos settlement (3)	(5)	(9)	(14)	(24)
Other corporate items (4)	8	32	113	199
Net income	$283	$491	$1,728	$2,805

(1)	Net financing costs include interest expense, interest income, and interest costs and investment gains and losses associated with benefit plans.
(2)	Equity in earnings of affiliated companies, net of impairments, is primarily equity in earnings of Dow Corning, which includes the following items:
•
In the three months and year ended December 31, 2012, restructuring and impairment charges in the amount of $87 million ($81 million after tax) for our share of a charge related to workforce reductions and asset write-offs at Dow Corning; and, in the year ended 2012, a $10 million ($9 million after tax) credit for Corning’s share of Dow Corning’s settlement of a dispute related to long term supply agreements.

•	In the three months and year ended December 31, 2011, a $89 million credit for our share of Dow Corning’s settlement of a dispute related to long term supply agreements; and
(3)
In the three months and year ended December 31, 2012, Corning recorded charges of $5 million and $14 million, respectively, to adjust the asbestos liability for the change in value of the components of the Amended PCC Plan. In the three months and year ended December 31, 2011, Corning recorded charges of $9 million and $24 million, respectively, to adjust the asbestos liability for the change in value of the components of the Amended PCC Plan.

(4)	Other corporate items include the tax impact of the unallocated amounts and the following significant items:
•
In three months and year ended December 31, 2012, Corning recorded a $52 million translation capital gain on the liquidation of a foreign subsidiary; a loss of $26 million ($17 million after tax) from the repurchase of $13 million of our 8.875% senior unsecured notes due 2021, $11 million of our 8.875% senior unsecured notes due 2016, and $51 million of our 6.75% senior unsecured notes due 2013; and $41 million in tax expense, including $37 million resulting from the delay of the passage of the American Taxpayer Relief Act of 2012 until Jan. 2013 , that will be reversed in Q1, 2013.

•	In the year ended December 31, 2011, Corning recorded a $41 million tax benefit from the filing of an amended 2006 U.S. Federal Tax return to claim foreign tax credits.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1.	Translation Capital Gain

In the fourth quarter of 2012, we recognized a translation capital gain of $52 million resulting from the substantial liquidation of a foreign subsidiary.

2.	Restructuring, Impairment, and Other Charges (Credits)

In the fourth quarter of 2012, Corning recorded $89 million in charges related to workforce reductions, asset write-offs and exits costs,  as well as an asset impairment charge in the amount of $44 million for certain long-lived assets in our Specialty Materials segment.

3.	Asbestos Litigation

Pittsburgh Corning Corporation (PCC) was named in numerous lawsuits alleging personal injury from exposure to asbestos and, on April 16, 2000, PCC filed for Chapter 11 reorganization.  Corning, with other relevant parties, proposed a Plan of Reorganization of PCC in 2003, which has not yet been confirmed.  Under this PCC Plan, Corning would contribute certain payments and assets.  In the fourth quarter of 2012, we recorded a charge of $5 million to adjust the asbestos litigation liability for the change in value of the components to be contributed by Corning under this PCC Plan.

4.	Equity in Earnings of Affiliated Companies

In the fourth quarter of 2012, equity in earnings of affiliated companies included restructuring and asset impairment charges of $87 million for our share of costs related to workforce reductions and asset write-offs at Dow Corning, and an impairment charge in the amount of $18 million for our share of costs related to asset write-offs Samsung Corning Precision Materials.

5.	Provision for Income Taxes

In the fourth quarter of 2012, we recorded a $4 million net tax provision related to the adjustment of deferred taxes as a result of enacted tax rate reductions in Japan, and a $37 million net tax provision for expenses resulting from the delay of the passage of the American Taxpayer Relief Act of 2012 until Jan. 2013, that will be reversed in Q1, 2013.

6.	Acquisition-related expenses

In the fourth quarter of 2012, we recorded $24 million in acquisition-related charges, primarily relating to the amortization of purchased intangibles, the amortization of purchase accounting adjustments to inventory, and external deal costs.

7.	Loss on Repurchase of Debt

In the fourth quarter of 2012, we recognized a loss $26 million on the repurchase of $13 million of our 8.875% senior unsecured notes due 2021, $11 million of our 8.875% senior unsecured notes due 2016, and $51 million of our 6.75% senior unsecured notes due 2013.

8.	Weighted Average Shares Outstanding

Weighted average shares outstanding are as follows (in millions):

	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011

Basic	1,471	1,546	1,494	1,562
Diluted	1,481	1,564	1,506	1,583
Diluted used for non-GAAP measures	1,481	1,564	1,506	1,583

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
QUARTER SALES INFORMATION
(Unaudited; in millions)

	2012
	Q1	Q2	Q3	Q4	Total

Display Technologies	$705	$641	$763	$800	$2,909

Telecommunications
Fiber and cable	254	302	278	268	1,102
Hardware and equipment	254	257	245	272	1,028
	508	559	523	540	2,130

Environmental Technologies
Automotive	129	120	123	114	486
Diesel	134	129	110	105	478
	263	249	233	219	964

Specialty Materials	288	296	363	399	1,346

Life Sciences	155	162	155	185	657

All Other	1	1	1	3	6

Total	$1,920	$1,908	$2,038	$2,146	$8,012

	2011
	Q1	Q2	Q3	Q4	Total

Display Technologies	$790	$760	$815	$780	$3,145

Telecommunications
Fiber and cable	248	265	276	262	1,051
Hardware and equipment	226	283	284	228	1,021
	474	548	560	490	2,072

Environmental Technologies
Automotive	123	121	119	113	476
Diesel	136	137	128	121	522
	259	258	247	234	998

Specialty Materials	254	283	299	238	1,074

Life Sciences	144	155	153	143	595

All Other	2	1	1	2	6

Total	$1,923	$2,005	$2,075	$1,887	$7,890

The above supplemental information is intended to facilitate analysis of Corning’s businesses.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
Three Months Ended December 31, 2012
(Unaudited; amounts in millions, except per share amounts)

Corning’s net income and earnings per share (EPS) excluding special items for the fourth quarter of 2012 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission.  Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP).  The company believes presenting non-GAAP net income and EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance.  A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

	Per Share	Income Before Income Taxes	Net Income

Earnings per share (EPS) and net income, excluding special items	$0.34	$622	$498

Special items:
Asbestos settlement (a)	-	(5)	(3)

Loss on repurchase of debt (b)	(0.01)	(26)	(17)

Equity in earnings of affiliated companies (c)	(0.07)	(105)	(99)

Acquisition-related costs (d)	(0.01)	(24)	(16)

Restructuring, impairment, and other credits (e)	(0.06)	(133)	(91)

Provision for income taxes (f)	(0.03)	-	(41)

Accumulated other comprehensive income (g)	0.04	52	52

Total EPS and net income	$0.19	$381	$283

(a)	In the fourth quarter of 2012, Corning recorded a charge of $5 million ($3 million after tax) to adjust the asbestos liability for the change in value of the components of the Modified PCC Plan.

(b)
In the fourth quarter of 2012, Corning recorded a $26 million loss ($17 million after tax) on the repurchase of $13 million of our 8.875% senior unsecured notes due 2021, $11 million of our 8.875% senior unsecured notes due 2016, and $51 million of our 6.75% senior unsecured notes due 2013.

(c)
In the fourth quarter of 2012, Corning recorded an $18 million impairment charge for our share of costs for asset write-offs at Samsung Corning Precision Materials, and recorded restructuring and impairment charges in the amount of $87 million ($81 million after tax)  for our share of costs associated with workforce reductions and asset write-offs at Dow Corning.

(d)	Includes expenses for the amortization of purchased intangibles, amortization of purchase accounting adjustments to inventories and external deal costs recognized as a result of acquisitions.

(e)	In the fourth quarter of 2012, Corning recorded a $133 million ($91 million after tax) charge for asset impairments, workforce reductions and asset write-offs and disposals.

(f)
In the fourth quarter of 2012, Corning recorded a $37 million tax expense resulting from the delay of the passage of the American Taxpayer Relief Act of 2012 until Jan. 2013 , that will be reversed in Q1, 2013, and a $4 million net tax provision related to the adjustment of deferred taxes as a result of tax rate reductions in Japan.

(g)	In the fourth quarter of 2012, Corning recorded a $52 million translation capital gain on the liquidation of a foreign subsidiary.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
Three Months Ended December 31, 2011
(Unaudited; amounts in millions, except per share amounts)

Corning’s net income and earnings per share (EPS) excluding special items for the fourth quarter of 2011 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission.  Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP).  The company believes presenting non-GAAP net income and EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance.  A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

	Per Share	Income Before Income Taxes	Net Income

Earnings per share (EPS) and net income, excluding special items	$0.33	$606	$513

Special items:
Contingent liability (a)	-	5	5

Restructuring, impairment, and other credits (b)	(0.05)	(130)	(83)

Asbestos settlement (c)	-	(9)	(5)

Equity in earnings of affiliated companies (d)	0.04	80	74

Provision for income taxes (e)	(0.01)	-	(13)

Total EPS and net income	$0.31	$552	$491

(a)	In the fourth quarter of 2011, Corning recognized a credit of $5 million resulting from a reduction in a contingent liability associated with an acquisition recorded in the first quarter of 2011.

(b)	In the fourth quarter of 2011, Corning recorded a $130 million ($83 million after-tax) asset impairment charge for certain long-lived assets in our Specialty Materials segment.

(c)	In the fourth quarter of 2011, Corning recorded a charge of $9 million ($5 million after-tax) to adjust the asbestos liability for the change in value of the components of the modified PCC Plan.

(d)
In the fourth quarter of 2011, equity in earnings of affiliated companies included a $80 million ($74 million after-tax) credit for Corning’s share of the future portion of Dow Corning Corporation’s settlement of a dispute related to long term supply agreements.

(e)	In the fourth quarter of 2011, Corning recorded a $13 million net tax provision related to the adjustment of deferred taxes as a result of enacted tax rate reductions primarily in Japan.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
Three Months Ended September 30, 2012
(Unaudited; amounts in millions, except per share amounts)

Corning’s net income and earnings per share (EPS) excluding special items for the third quarter of 2012 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission.  Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP).  The company believes presenting non-GAAP net income and EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance.  A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

	Per Share	Income Before Income Taxes	Net Income

Earnings per share (EPS) and net income, excluding special items	$0.34	$601	$514

Special items:
Asbestos settlement (a)	-	(3)	(2)

Provision for income taxes (b)	0.01	10	9

Total EPS and net income	$0.35	$608	$521

(a)	In the third quarter of 2012, Corning recorded a charge of $3 million ($2 million after-tax) to adjust the asbestos liability for the change in value of components of the Modified PCC Plan.

(b)
In the third quarter of 2012, equity in earnings of affiliated companies included a $10 million ($9 million after-tax) credit for Corning’s share of Dow Corning Corporation’s settlement of a dispute related to long term supply agreements.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
Year Ended December 31, 2012
(Unaudited; amounts in millions, except per share amounts)

Corning’s net income and earnings per share (EPS) excluding special items for the year ended December 31, 2012 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission.  Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP).  The company believes presenting non-GAAP net income and EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance.  A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

	Per Share	Income Before Income Taxes	Net Income

Earnings per share (EPS) and net income, excluding special items	$1.29	$2,357	$1,940

Special items:
Asbestos settlement (a)	(0.01)	(14)	(9)

Loss on repurchase of debt (b)	(0.01)	(26)	(17)

Equity in earnings of affiliated companies (c)	(0.05)	(95)	(90)

Acquisition-related costs (d)	(0.01)	(24)	(16)

Restructuring, impairment, and other credits (e)	(0.06)	(133)	(91)

Provision for income taxes (f)	(0.03)	-	(41)

Accumulated other comprehensive income (g)	0.03	52	52

Total EPS and net income	$1.15	$2,117	$1,728

(a)
In the year ended December 31, 2012, Corning recorded a charge of $14 million ($9 million after tax) to adjust the asbestos liability for the change in value of the components of the Modified PCC Plan.

(b)
In the year ended December 31, 2012, Corning recorded a $26 million loss ($17 million after tax) on the repurchase of $13 million of our 8.875% senior unsecured notes due 2021, $11 million of our 8.875% senior unsecured notes due 2016, and $51 million of our 6.75% senior unsecured notes due 2013.

(c)
In the year ended December 31, 2012, Corning recorded an $18 million impairment charge for our share of costs for asset write-offs at Samsung Corning Precision Materials; restructuring and impairment charges in the amount of $87 million ($81 million after tax) for our share of costs associated with workforce reductions and asset write-offs at Dow Corning; and a $10 million ($9 million after tax) credit for Corning’s share of Dow Corning’s settlement of a dispute related to long term supply agreements.

(d)	Includes expenses for the amortization of purchased intangibles, amortization of purchase accounting adjustments to inventories and external deal costs recognized as a result of acquisitions.

(e)	In the year ended December 31, 2012, Corning recorded a $133 million ($91 million after tax) charge for asset impairments, workforce reductions and asset write-offs and disposals.

(f)
In the year ended December 31, 2012, Corning recorded a $37 million tax expense resulting from the delay of the passage of the American Taxpayer Relief Act of 2012 until Jan. 2013 , that will be reversed in Q1, 2013, and a $4 million net tax provision related to the adjustment of deferred taxes as a result of tax rate reductions in Japan.

(g)	In the year ended December 31, 2012, Corning recorded a $52 million translation capital gain on the liquidation of a foreign subsidiary.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
Year Ended December 31, 2011
(Unaudited; amounts in millions, except per share amounts)

Corning’s net income and earnings per share (EPS) excluding special items for the year ended December 31, 2011 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission.  Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP).  The company believes presenting non-GAAP net income and EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance.  A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

	Per Share	Income Before Income Taxes	Net Income

Earnings per share (EPS) and net income, excluding special items	$1.76	$3,260	$2,789

Special items:
Contingent liability (a)	0.02	27	27

Restructuring, impairment, and other credits (b)	(0.05)	(130)	(83)

Asbestos settlement (c)	(0.01)	(24)	(15)

Equity in earnings of affiliated companies (d)	0.04	80	74

Provisions for income taxes (e)	0.01	-	13

Total EPS and net income	$1.77	$3,213	$2,805

(a)	In 2011, Corning recognized a credit of $27 million resulting from a reduction to a contingent liability associated with an acquisition recorded in the first quarter of 2011.

(b)	In 2011, Corning recorded a $130 million ($83 million after-tax) asset impairment charge for certain long-lived assets in our Specialty Materials segment.

(c)	In 2011, Corning recorded a charge of $24 million ($15 million after-tax) to adjust the asbestos liability for the change in value of the components of the Modified PCC Plan.

(d)
In 2011, equity in earnings of affiliated companies included an $80 million credit ($74 million after-tax) for Corning’s share of the future portion of Dow Corning Corporation’s settlement of a dispute related to long term supply agreements.

(e)
In 2011, Corning recorded a $26 million net tax benefit related to prior year foreign tax credits and other tax adjustments.  Also in 2011, Corning recorded a $13 million net tax provision related to the adjustment of deferred taxes as a result of enacted tax rate reductions primarily in Japan.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
Three Months Ended December 31, 2012 and 2011
And Three Months ended September 30, 2012
(Unaudited; amounts in millions)

Corning’s comment, “Dow Corning Corporation’s equity earnings, excluding special items” is a non-GAAP financial measure within the meaning of Regulation G of the Securities and Exchange Commission.  Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP).  The company believes presenting non-GAAP financial measures are helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance.  A detailed reconciliation is provided below outlining the differences between this non-GAAP measure and the directly related GAAP measures.

	Q4, 2012	Q4, 2011	Q3, 2012

Equity earnings of Dow Corning Corporation, excluding special items	$33	$49	$38

Special items:

Equity in earnings of affiliated companies (a)	(87)	80	10

Equity earnings of Dow Corning Corporation	$(54)	$129	$48

(a)
Equity earnings of affiliated companies included the following items:  1) In the fourth quarter of 2012, an impairment charge of $87 million for Corning’s share of a charge for workforce reductions and asset write-offs at Dow Corning; 2) in the fourth quarter of 2011, a $80 million credit for Corning’s share of the future portion of Dow Corning Corporation’s settlement of a dispute related to long term supply agreements; and 3) in the third quarter of 2012, a $10 million credit for Corning’s share of Dow Corning Corporation’s settlement of a dispute related to long term supply agreements.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
Three Months and Year Ended December 31, 2012
(Unaudited; amounts in millions)

Corning’s free cash flow financial measure for the three months and year ended December 31, 2012 is a non-GAAP financial measure within the meaning of Regulation G of the Securities and Exchange Commission.  Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP).  The company believes presenting non-GAAP financial measures are helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance.  A detailed reconciliation is provided below outlining the differences between this non-GAAP measure and the directly related GAAP measures.

	Three months ended December 31, 2012	Year ended December 31, 2012

Cash flows from operating activities	$1,240	$3,206

Less: Cash flows from investing activities	(1,007)	(2,628)

Plus: Short-term investments – acquisitions	411	2,270

Less: Short-term investments – liquidations	(651)	(2,269)

Free cash flow	$(7)	$579